EXHIBIT 10.3

FIRST AMENDMENT TO
RURBAN FINANCIAL CORP.
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR MARK A. KLEIN

This First Amendment to the Rurban Financial Corp. Amended and Restated Supplemental Executive Retirement Plan Agreement for Mark A. Klein (“Agreement”) is made effective as of this 20th day of April, 2009.

WHEREAS, Rurban Financial Corp. (“RFC”), The State Bank and Trust Company (“Subsidiary”) and Mark A. Klein (“Executive”) previously entered into the Agreement on November 19, 2008 for the purpose of providing the Executive with the benefits described therein; and

WHEREAS, RFC, the Subsidiary and the Executive wish to amend the Agreement to increase the Executive’s Early Retirement Benefit and Retirement Benefit (each as defined in the Agreement).

NOW, THEREFORE, in consideration of foregoing, the services performed in the past and to be performed in the future, as well as of the mutual promise and covenants herein contained, the parties agree as follows:

1.	Section 3.1 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

3.1           RETIREMENT BENEFIT. If the Executive Terminates on or after his Retirement Date, the Corporation shall pay the Executive a Retirement Benefit equal to twenty percent (20%) of his Annual Direct Salary.  Payment of the Retirement Benefit shall commence on the first day of the month following the date of Termination and shall be payable in substantially equal monthly installments for a period of one hundred eighty (180) months.

2.	Section 3.2 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

3.2           EARLY RETIREMENT BENEFIT.  If the Executive Terminates prior to his Retirement Date, provided that the Executive has at least five (5) Years of Service, the Executive shall be entitled to receive an Early Retirement Benefit based on his age on the date of Termination equal to the percentage of his Annual Direct Salary as set forth below:

Age	Percentage

At least age fifty-five (55) but less than age sixty (60)	10%

At least age sixty (60) but less than age sixty-five (65)	15%

Age sixty-five (65)	20%

Payment of the Early Retirement Benefit shall be made at the same time and in the same form as described in Section 3.1.

3.	The first sentence of the second full paragraph of Section 5 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Section 5) will generate Excise Taxes on compensation and benefits (other than those amounts described in Sections 6.9 and 6.10), the Executive will immediately remit an additional amount to the Change Entity equal to the difference between the amount paid (other than those amounts described in Sections 6.9 and 6.10) and minimum amount necessary to avoid the imposition of Excise Taxes.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this First Amendment to be duly executed in their respective names and, in the case of RFC and the Subsidiary, by their authorized representatives, as of the date first set forth above.

RURBAN FINANCIAL CORP.		THE STATE BANK AND TRUST COMPANY

By:	/s/ Kenneth A. Joyce	By:	/s/ Kenneth A. Joyce

	Date: April 20, 2009		Date: April 20, 2009

EXECUTIVE

/s/ Mark A. Klein
Mark A. Klein

Date: April 20, 2009